SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Zai Lab Limited

(Name of Issuer)

Ordinary Shares, par value $0.00006 per share

(Title of Class of Securities)

98887Q104**

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American depositary shares, each representing one Ordinary Share.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98887Q104	SCHEDULE 13G	Page 2 of 14 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CV IV HOLDCO, LTD. (“SC CV IV HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,567,796
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,567,796

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,567,796
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 3 of 14 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA VENTURE FUND IV, L.P. (“SC CVF IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,567,796 shares, of which 1,567,796 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,567,796 shares, of which 1,567,796 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,567,796
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 4 of 14 Pages

1	NAME OF REPORTING PERSON SC CHINA VENTURE IV MANAGEMENT, L.P. (“SC CV IV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,567,796 shares, of which 1,567,796 shares are directly owned by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV.
	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

  1,567,796 shares, of which 1,567,796 shares are directly owned by SC CV IV HOLDCO. SC CV IV

  HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,567,796
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 5 of 14 Pages

1	NAME OF REPORTING PERSON SCC GROWTH I HOLDCO A, LTD. (“SCCGI HOLDCO A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 471,313
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 471,313

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 471,313
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 6 of 14 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND I, LP (“SC CGF I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 471,313 shares, of which 471,313 shares are directly owned by SCCGI HOLDCO A. SCCGI HOLDCO A is wholly owned by SC CGF I.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 471,313 shares, of which 471,313 shares are directly owned by SCCGI HOLDCO A. SCCGI HOLDCO A is wholly owned by SC CGF I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 471,313
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 7 of 14 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I, L.P. (“SCC GF MGMT I”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 471,313 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 471,313 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 471,313
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.8%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 8 of 14 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

2,039,109 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A and 1,567,796 shares are directly held by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I. SCC HOLD is the General Partner of SC CV IV MGMT and SCC GF MGMT I.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

2,039,109 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A and 1,567,796 shares are directly held by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I. SCC HOLD is the General Partner of SC CV IV MGMT and SCC GF MGMT I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,039,109
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 9 of 14 Pages

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

2,039,109 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A and 1,567,796 shares are directly held by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I. SCC HOLD is the General Partner of SC CV IV MGMT and SCC GF MGMT I. SCC HOLD is wholly owned by SNP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

2,039,109 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A and 1,567,796 shares are directly held by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I. SCC HOLD is the General Partner of SC CV IV MGMT and SCC GF MGMT I. SCC HOLD is wholly owned by SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,039,109
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 10 of 14 Pages

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

2,039,109 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A and 1,567,796 shares are directly held by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I. SCC HOLD is the General Partner of SC CV IV MGMT and SCC GF MGMT I. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

2,039,109 shares, of which 471,313 shares are directly held by SCCGI HOLDCO A and 1,567,796 shares are directly held by SC CV IV HOLDCO. SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I. SCC HOLD is the General Partner of SC CV IV MGMT and SCC GF MGMT I. SCC HOLD is wholly owned by SNP. NS wholly owns SNP.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,039,109
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4%[1]
12	TYPE OF REPORTING PERSON IN

[1]	Based on a total of 60,919,842 shares outstanding as of June 30, 2019, as reported in the Issuer’s Report on Form 6-K filed with the Securities and Exchange Commission on September 3, 2019.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 11 of 14 Pages

ITEM 1.

(a)	Name of Issuer:

Zai Lab Limited

(b)	Address of Issuer’s Principal Executive Offices:

4560 Jinke Road,

Bldg. 1, 4F,

Pudong, Shanghai, China 201210

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital CV IV Holdco, Ltd.

Sequoia Capital China Venture Fund IV, L.P.

SC China Venture IV Management, L.P.

SCC Growth I Holdco A, Ltd.

Sequoia Capital China Growth Fund I, LP

Sequoia Capital China Growth Fund Management I, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Neil Nanpeng Shen

SC CV IV HOLDCO is wholly owned by SC CVF IV. SC CV IV MGMT is the General Partner of SC CVF IV. SCCGI HOLDCO A is wholly owned by SC CGF I. SCC GF MGMT I is the General Partner of SC CGF I. The General Partner of SC CV IV MGMT and SCC GF MGMT I is SCC HOLD. SCC HOLD is wholly owned by SNP, a company wholly owned by NS.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SC CV IV HOLDCO, SC CVF IV, SC CV IV MGMT, SCCGI HOLDCO A, SC CGF I, SCC GF MGMT I, SCC HOLD:

Cayman Islands

SNP: British Virgin Islands

NS: Hong Kong SAR

(d)	CUSIP Number:

98887Q104

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

CUSIP No. 98887Q104	SCHEDULE 13G	Page 12 of 14 Pages

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 98887Q104	SCHEDULE 13G	Page 13 of 14 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

Sequoia Capital CV IV Holdco, Ltd.

By:	Sequoia Capital China Venture Fund IV, L.P.
its Sole Member

By:	SC China Venture IV Management, L.P.
its General Partner

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Venture Fund IV, L.P.

By:	SC China Venture IV Management, L.P.
its General Partner

By:	SC China Holding Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Venture IV Management, L.P.

By:	SC China Holding Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SCC Growth I Holdco A, Ltd.

By:	Sequoia Capital China Growth Fund I, LP
its Sole Member

By:	Sequoia Capital China Growth Fund Management I, L.P.
its General Partner

By:	SC China Holding Limited its General Partner

CUSIP No. 98887Q104	SCHEDULE 13G	Page 14 of 14 Pages

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund I, LP

By:	Sequoia Capital China Growth Fund Management I, L.P.
its General Partner

By:	SC China Holding Limited its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund Management I, L.P.

By:	SC China Holding Limited
its General Partner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen